Exhibit 6.6

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT, effective as of the 11th day of September, 2019 (the “Effective Date”), is made as of the 27th day of April 2020.

BETWEEN:

ELEGANCE SPIRITS INC., a body corporate duly incorporated under the laws of the state of Delaware, and having an office at 9100 Wilshire Blvd., Beverly Hills, CA 90212

(hereinafter called the “Company”)

AND:	OF THE FIRST PART

STAN BHARTI, an individual with an address for service at 800 – 65 Queen Street West, Toronto, ON M5H 2M5

(hereinafter called the “Consultant”)

OF THE SECOND PART

WHEREAS, the Consultant is the Non-Executive Chairman of the Company;

WHEREAS the Company wishes to engage the Consultant to provide certain consulting services pursuant to the terms and conditions herein; and

WHEREAS, the Company and the Consultant may be referred to herein as the “Parties.”

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide consulting services to the Company including marketing and financing advisory services (the “Advisory Services”).

2. The term of this Agreement commenced on the Effective Date and shall continue for a period of twelve months.

3. The base fee (the “Base Fees”) for the Consultant’s services hereunder shall be payable to the Consultant up to a maximum of USD$710,000, plus applicable goods and services tax.

4. The Consultant shall be eligible to participate in any security compensation plan of the Company, including its stock option plan.

5. Each Party shall comply with all applicable federal, state and foreign securities laws, and all other applicable laws and regulations in the performance of this Agreement.

6. The Parties acknowledge and agree that Consultant is not registered as a broker-dealer with the United States Financial Industry Regulatory Authority (“FINRA”) and Consultant covenants that neither he, nor any entity with which he is associated, shall undertake any activities or provide any services that would require any such registration with FINRA. The Parties agree that Consultant carries no professional licenses and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws. Consultant shall specifically not provide any of the following services to the Company: (i) negotiation for the sale of any the Company’s securities; (ii) discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (iii) engage in due diligence activities on behalf of anyone other than himself; (iv) provide advice relating to the valuation of or the financial advisability of any investments in the Company; or (v) handle any funds or securities on behalf of the Company. Consultant shall not receive any compensation hereunder related to any raising of capital or any sale of securities of the Company or related to any other matters that, at any time, would require registration with FINRA.

7. The Consultant shall be reimbursed for all reasonable expenses actually and properly incurred as an agent of the Company in connection with the duties hereunder. For all such expenses the Consultant shall furnish to the Company an itemized invoice detailing the expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within 14 days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

8. The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company or any secrets of the Company to any person other than the directors, officers, employees, agents, servants or consultants of the Company and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company. This obligation of confidentiality shall not apply to the information that is publicly available prior to the date of this agreement and information that subsequently becomes publicly available other than through the Consultant’s breach of this agreement or to any disclosure which may be required by law.

9. The Consultant expressly agrees and represents that the services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non-solicitation obligations by which the Consultant is bound.

10. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

11. The Company shall indemnify and hold the Consultant harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever the Consultant may suffer as a result of the gross negligence or willful misconduct of the Company or its directors, officers, employees, agents or other consultants in the performance or non-performance of this Agreement. The Consultant shall indemnify and hold the Company harmless form and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which the Company and its officers, employees, agents or other consultants may suffer as a result of the gross negligence or willful misconduct of the Consultant in the performance or non-performance of this Agreement.

12. It is expressly agreed, represented and understood that the parties hereto have entered into an arms length independent contract for the rendering of Advisory Services and that the Consultant is not the employee, agent or servant of the Company. Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship. Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

13. Any notice in writing required or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the address shown on page 1 hereof. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing.

14. The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

15. This Agreement embodies the entire understanding and agreement between the parties with respect to the subject matter hereunder and supersedes any prior understandings, negotiations, representations and agreements relating thereto. No other contract, agreement, representation or warranty between the parties hereto relating to the engagement exists.

16. The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

17. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

18. This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

19. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

20. This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Counterparts may be executed either in original, faxed or PDF form and the parties adopt any signatures received by a receiving fax machine or PDF copy as original signatures of the parties.

IN WITNESS WHEREOF this Agreement has been executed as of the 27th day of April 2020.

ELEGANCE SPIRITS, INC.

Per:	/s/ Amit Raj Beri
Amit Raj Beri
Chief Executive Officer

/s/ Stan Beri
Witness	Stan Bharti

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